APPENDIX A

Fund                                                              Annual Fee

The 59 Wall Street Money Market Fund                                  0.225%

The 59 Wall Street U.S. Treasury Money Fund                           0.225%

The 59 Wall Street Short/Intermediate Tax Free Fund                   0.25%

The 59 Wall Street Tax Exempt Money Fund                              0.25%